Exhibit 5.2

UCI Holdings Limited	FROM	Murray King
Level 9, 148 Quay Street	DDI	64 9 916 8971
Auckland 1140	MOBILE	64 21 684 573
New Zealand	EMAIL	murray.king@bellgully.com
	MATTER NO.	02-348-4193
	DATE	20 April 2011
Dear Sirs
Exchange Offer — US$400,000,000 8.625% Senior Notes due 2019
1.	Introduction

1.1	We have acted as special New Zealand counsel to UCI Holdings Limited (the Company), in connection with the offer to exchange (the Exchange Offer) by UCI International, Inc., as successor by merger to Uncle Acquisition 2010 Corp (the Issuer) of U.S.$400,000,000 aggregate principal amount of 8.625% Senior Notes due 2019 (the Exchange Notes) which are being registered under the Securities Act of 1933, as amended (the Securities Act), for its existing 8.625% Senior Notes due 2019 (the Old Notes), as described in the Registration Statement on Form F-4 relating to the Exchange Offer (as amended or supplemented, the Registration Statement).

1.2	The Old Notes were issued, and the Exchange Notes are proposed to be issued, under an indenture dated as of 26 January 2011(the Indenture), among Uncle Acquisition 2010 Corp, the guarantors party thereto from time to time (including the Company) and Wilmington Trust FSB, as trustee (the Trustee), as supplemented by Supplemental Indenture No. 1 dated 26 January 2011, to the Indenture, among the Issuer, the guarantors named therein and the Trustee (the Supplemental Indenture).

1.3	The terms of the Exchange Notes to be issued are substantially identical to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Old Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed by each of the Subsidiary Guarantors on a senior basis. Capitalised terms used but not defined herein shall have the meanings assigned thereto in the Indenture.

1.4	The Indenture is an exhibit to the Registration Statement.

1.5	For the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including:
(a)	the Indenture and the Supplemental Indenture (each a Relevant Document);

(b)	a certificate dated 26 January 2011 given by a director of the Company (the Officer’s Certificate);

(c)	a copy of the constitution, and certain other filed documents of the Company as disclosed in an online search of the public records of the Company on 12 April 2011 and updated on the date of this opinion; and

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UCI HOLDINGS LIMITED 20 April 2011
(d)	a final draft of the Registration Statement.
In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Indenture.
2.	Scope of Opinion

This opinion:
(a)	relates solely to New Zealand law in force on the date of this opinion;

(b)	is given on the basis that it will be construed in accordance with New Zealand law; and

(c)	relates solely to matters of law.
3.	Assumptions

In our examination, we have assumed, without any independent verification:
(a)	the authenticity of all signatures, seals and markings on, and the authenticity, completeness and conformity to the original of, the copy and counterpart documents examined by us;

(b)	that each paragraph of the Officer’s Certificate is and remains complete and accurate in all respects, and is not misleading, other than the paragraph in relation to due execution; and

(c)	that the information obtained from the searches referred to in paragraph 1.5(c) is complete, accurate and up-to-date.
4.	Opinion

Based upon the foregoing, and subject to the exceptions, qualifications, limitations and assumptions herein set forth, we are of the opinion that:
(a)	the Company is duly incorporated and is a registered company under the Companies Act 1993 of New Zealand;

(b)	the Company has full power and authority, and all necessary regulatory and statutory consents and approvals to execute and perform its obligations under the Indenture;

(c)	the execution by the Company of, and the performance by the Company of its obligations under, the Indenture has been duly authorised by all requisite corporate action on the part of the Company in relation to each of the Relevant Documents to which it is a party;

(d)	the Company has executed the Indenture in accordance with the Companies Act 1993; and

(e)	the execution by the Company of, and performance by the Company of its obligations under the Indenture and compliance by the Company with all of the provisions thereof, will not result in a breach or violation of:
(i)	any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or, any order of any governmental agency or body or any
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UCI HOLDINGS LIMITED 20 April 2011
court of New Zealand having jurisdiction over the Company or any of its properties; or

(ii)	the constitution of the Company.
5.	Reliance and Filing

5.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

5.2	The foregoing opinion is rendered as of the date hereof and we assume no obligation to update such opinion to reflect any facts or circumstances which may come to our attention after the date of effectiveness of the Registration Statement or any change in law which may occur after the date of effectiveness of the Registration Statement.

5.3	This opinion is addressed to you personally for the purposes of the Indenture. Debevoise & Plimpton LLP may rely on this opinion with respect to matters of New Zealand law for the purposes of its opinion filed as an exhibit to the Registration Statement, as if the opinion had been addressed to it.
This opinion is strictly limited to the matters stated in it. It does not apply by implication to other matters.

Yours faithfully

/s/ Bell Gully
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